                                                                                             EXHIBIT 12.1

McMoRan EXPLORATION CO.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In Thousands)

Computation of Ratio of Earnings
to Fixed Charges:
	Years Ended December 31,
	2002		2001	2000		1999	1998
Income (loss) from continuing operations (a)	18,544		(104,801)	(34,859)		(2,804)	(17,588)
ADD:
Provision for income taxes	7		8	34,942		1,498	-
Interest expense	704		357	3,134		679	238
Rental expense factor (b)	-		-	-		-	-
Earnings available for fixed charges	19,255		(104,436)	3,217		(627)	(17,350)

Interest expense	704		357	3,134		679	238
Capitalized interest	250		1,450	-		-	-
Rental expense factor	-		-	-		-	-
Fixed charges	954		1,807	3,134		679	238

Ratio of earnings to fixed charges	20.2	x	- (c)	1.0 x		- (c)	- (c)

Computation of Ratio of Earnings
to Fixed Charges and Preferred Dividends:
	Years Ended December 31,
	2002		2001	2000		1999	1998
Income (loss) from continuing operations (a)	18,544		(104,801)	(34,859)		(2,804)	(17,588)
ADD:
Provision for income taxes	7		8	34,942		1,498	-
Interest expense	704		357	3,134		679	238
Rental expense factor (b)	-		-	-		-	-
Earnings available for fixed charges	19,255		(104,436)	3,217		(627)	(17,350)

Interest expense	704		357	3,134		679	238
Capitalized interest	250		1,450	-		-	-
Preferred dividends (d)	924		-	-		-	-
Rental expense factor	-		-	-		-	-
Fixed charges	1,878		1,807	3,134		679	238

Ratio of earnings to fixed charges	10.3	x	- (c)	1.0	x	- (c)	- (c)

(a)

Income (loss) represents McMoRan's continuing oil and gas operations.

(b)

McMoRan's rental expense has historically related solely to its discontinued sulphur operations.

(c)   We sustained a net loss from continuing operations of $104.8 million in 2001, $2.8 million in 1999 and $17.6 million in 1998.  These losses were inadequate to cover our fixed charges of $1.8 million in 2001, $0.7 million in 1999 and $0.2 million in 1998.

(d)

Preferred dividends associated with McMoRan's 5% mandatorily redeemable convertible preferred stock.